Exhibit 10.37

[Certain bracketed information in Appendix B to this Exhibit has been excluded because it is both not material and is the type that the registrant treats as private or confidential]

Mr. David J. Kovacs

CONFIDENTIAL DRAFT	July 22, 2021

Dr. Lynn Kirkpatrick, Chief Executive Officer, Ensysce Biosciences, Inc.

Re:	Ensysce Biosciences, Inc.

Dear Dr. Kirkpatrick:

1. Engagement; Services. This letter (the “Agreement”) confirms the engagement of David J. Kovacs (“Consultant”) by Ensysce Biosciences, Inc. (the “Company”) to provide certain consulting services, effective as of the date indicated above (the “Effective Date”).

(a)	Services to be provided by Consultant will include those set forth on Appendix A.

(b)	Consultant shall have the title, Vice President – Public Policy.

(b) Consultant services will not include acting as a broker-dealer as defined under the Securities and Exchange Act of 1934 (the “1934 Act”). Consultant will not act as an Agent for the Company in the performance of his duties under this Agreement. Consultant will not perform any function in his execution of this Agreement that could be deemed as effecting a transaction in securities of the Company. Consultant will not participate in any meetings, discussions, or any other course of dealing between the Company and any existing or prospective investor following their introduction, beyond that of establishing the relationship between the parties.

2. Fees. Consultant will be paid:

(a) Securities: Subject to the terms and conditions of this Agreement, Common Stock and Warrants (together, “Securities”) shall be issued in accordance with the schedule set forth on Appendix B. The Securities shall be registered on a registration statement filed and declared effective with the Securities and Exchange Commission as soon as reasonably practicable.

(b) Expenses: Consultant will be reimbursed for all expenses as described in the Additional Terms section of this Agreement.

3. Term. One year from execution, unless notice of termination is provided by the Company no less than 10 days before the applicable Notice Date as set forth on Appendix B (each, a Notice Period); and following one year as provided in Appendix B. Terminable at any time by Company with 30 days’ notice (or immediately in the event of material breach). For the avoidance of doubt, Company’s Board of Directors has the sole discretion to decide whether to continue the agreement as provided on Appendix B. No expiration or termination of this Agreement shall affect (a) the confidentiality and indemnification provisions set forth in Section 3, 4 and 5 of the attached Additional Terms and Conditions, or (b) Consultant’s right to receive, and the Company’s obligation to pay, any and all fees due (if any, as applicable).

4. Third-Party Beneficiaries. The parties agree and understand that there are no third-party beneficiaries to this Agreement. Accordingly, no third party shall have any right to pursue or enforce any right or remedy hereunder; to assert a claim against Consultant; or to assert reliance in any manner on Consultant’s advice or work product.

5. Confidentiality and Non-Disparagement. Except as required to be publicly disclosed, Consultant and any associated personnel, consultants, advisors, professionals or other affiliates (collectively “Consultant Representatives”) agree to treat confidentially and to maintain in strict confidence the existence and terms of this Agreement. In the event that Consultant or Consultant Representatives become legally compelled to disclose any Confidential Information (as defined in the Non-Disclosure Agreement signed by the Parties), it will provide Company with reasonable notice so that Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of the Agreement. In the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of the Agreement, Consultant or Consultant Representatives will furnish only that portion of the Agreement that it is advised by opinion of counsel (reasonably acceptable to Company) is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the remainder of the Agreement. Consultant and its Representatives further agree that they will not engage in any disparagement of the Company or any of its personnel, Board, consultants, advisors, professionals or other affiliates (collectively “Company Representatives”) in any written, oral or broadcast form in any medium whatsoever. Consultant and its Representatives acknowledge that money damages may be both incalculable and an insufficient remedy for any breach of this Section 5, and that any such breach would cause the Company and/or Company Representatives irreparable harm. Accordingly, Consultant agrees that in the event of any breach or threatened breach hereof by Consultant or by its Representatives of this Section 5, (i) the Company shall become entitled, in addition to any other available remedies at law, without the requirement to mitigate damages or take any other action, to equitable relief, including injunctive relief and specific performance without the posting of any bond or other security, and (ii) that the Company shall become entitled to terminate this Agreement and cease making any payments pursuant to Section 2(b) hereof that have not yet been paid, and (iii) depending upon the severity of the breach, Consultant shall, upon any such termination of this Agreement pursuant to this Section 5, forfeit to the Company within five business days following the date of such termination up to the full amount of any and all Securities paid by Company to Consultant or its Representatives pursuant to Section 2 hereof.

6. Additional Terms. The attached Additional Terms and Conditions are incorporated in their entirety into this Agreement to contain material provisions of this Agreement.

7. Multiple Originals. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or email of a pdf counterpart signature.

By:	/s/ David J. Kovacs	By:	/s/ Lynn Kirkpatrick
	David J. Kovacs		Lynn Kirkpatrick, CEO

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DAVID J. KOVACS ADDITIONAL TERMS AND CONDITIONS OF ENGAGEMENT

The following are additional terms and conditions that are incorporated in their entirety into the Agreement between the undersigned parties and constitute material additional terms of the Agreement. The term “Company” refers to Ensysce Biosciences, Inc. and its predecessors, assigns, successors and affiliates.

1.	Scope of Services. Consultant does not perform audit, accounting compilation, legal, asset appraisal, tax preparation or tax advisory services and shall not provide such services hereunder. Consultant will provide no assurance of future financial performance or results and takes no responsibility for the achievability of any results. Consultant acknowledges he is not licensed as a broker-dealer with the SEC, FINRA or any state securities commission, and will not perform or be entitled to be compensated for any services for which such licensure would be required under applicable federal or state securities laws.

2.	Reimbursement of Expenses. Consultant will be reimbursed for all documented out-of-pocket expenses, at cost, reasonably incurred following receipt of the prior written approval of the Company in connection with its services hereunder, including, but not limited to, travel (coach class, unless unavailable or for flights of four or more hours), messengers, and legal fees and disbursements of its legal counsel.

3.	Indemnification. Consultant shall be indemnified and held harmless against any losses, claims, damages or liabilities, joint or several, to which Consultant directly or indirectly may become subject in connection with or arising out of Consultant performance of the services which are the subject of, and within the agreed-upon scope of, the Agreement, except to the extent any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final (in that it is no longer subject to appeal or review) to have resulted from the indemnified person’s bad faith, willful misconduct or gross negligence. Consultant shall promptly be reimbursed for expenses incurred hereunder, subject to any such final judgment, and the assertion by the Company that it may have defenses to this indemnification shall not be grounds for refusal to pay or advance expenses hereunder, subject to Consultant executing an undertaking satisfactory to the Company to repay the Company if it is later determined by a court of competent jurisdiction in a judgment that has become final (in that it is no longer subject to appeal or review) that Consultant was not entitled to be indemnified for such expenses. The reimbursement and indemnity obligations and conditions set forth in this paragraph shall extend upon the same terms and conditions to the members, shareholders, directors, officers, partners, employees, contractors, agents and controlling persons (if any) of Consultant and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representative of the Company, Consultant and any such persons. The foregoing provisions shall survive any termination of the Agreement.

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4.	Information. The Company will furnish Consultant with such information as Consultant may reasonably request for the purpose of carrying out the engagement hereunder. Consultant may rely, without independent verification, on the accuracy and completeness of all information that is publicly available and of all information furnished to it by or on behalf of the Company. Except as required by applicable law, Consultant shall keep confidential all non-public information provided to it by the Company and its representative and affiliates, and Consultant shall not disclose such information to any third party, other than such of its employees and authorized advisors as Consultant determines to have a need to know such information, all of whom shall be advised by Consultant of the confidentiality of such information. The Company understands and agrees that Consultant will not be responsible for the accuracy or completeness of such information, and shall not be liable for any inaccuracies or omissions therein. Any advice (whether written or oral) rendered by Consultant pursuant to this Agreement is intended solely for use by the officers and directors of the Company (solely in their capacity as such), and such advice may not be relied upon by any other person or entity or used for any other purpose. The terms of this Agreement may not be disclosed without Consultant’s written consent. For the avoidance of doubt, (a) Consultant shall only make representations concerning the Company’s products that are provided in information furnished by the Company, and further subject to any limitations on such information as may be imposed by any regulatory body including the FDA and SEC as advised by the Company and (b) Consultant agrees to comply with all applicable laws in the performance of its services pursuant to this Agreement.

5.	Personnel. Consultant will be directly engaged in this project and may collaborate with David Tanzer and certain other personnel. Consultant reserves the right to include additional personnel to work in the project upon consultation with the Company.

6.	Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective successors, heirs and assigns and any successor, heir or assign of any substantial portion of such parties’ respective businesses and/or assets. Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the parties hereto, the Indemnified Parties and each of their respective successors, heirs and assigns, any rights or remedies (directly or indirectly as a third-party beneficiary or otherwise) under or by reason of this Agreement or as a result of the services to be rendered by Broker hereunder.

The parties understand that Consultant is being engaged hereunder as an independent contractor to provide the services described above solely to the Company, and that Consultant is not acting as a general agent or fiduciary of the Company, the security holders or creditors of the Company or any other person or entity in connection with this engagement, and the Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such an agency or fiduciary relationship. Any duties arising by reason of this Agreement or as a result of the services to be rendered by Consultant hereunder will be owed solely to the Company.

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The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

The Company understands that Consultant is not undertaking to provide any legal, regulatory, accounting, insurance, tax or other similar professional advice.

This Agreement is the complete and exclusive statement of the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Company because it had drafted the Agreement. Consultant and the parties waive any statute or rule of law to such effect.

Each of Consultant and the Company has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action on the part of the Company and Consultant and has been duly executed and delivered by the Company and Consultant and constitutes a legal, valid and binding agreement of the Company and Consultant, enforceable in accordance with its terms.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

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ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF CONSULTANT AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF BROKER PURSUANT TO, OR THE PERFORMANCE BY BROKER OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

Please confirm that the foregoing terms are in accordance with your understanding by signing and returning a copy of this Letter Agreement.

Sincerely,

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

Accepted and agreed to as of the date first written above.

DAVID J. KOVACS

By:	/s/ David J. Kovacs
David J. Kovacs

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Appendix A – Services

Purpose

●	Support successful and timely achievement of Company’s media objectives, which Consultant understands to include

○	Assist in creating retail and/or institutional demand sufficient to provide liquidity to large holders of Company stock
○	Assist in discussions concerning cash funding for short-term liquidity requirements
○	Assist in discussions concerning longer-term funding
○	Assist with developing media and messaging strategy to promote the Company’s image
○	As requested, provide strategic advice to assist with the Company’s regulatory and commercialization strategies

●	As appropriate, and at the request of the Company, assist in supporting other strategic, regulatory, and other objectives, including making appropriate introductions.

Scope of Work

●	Support ongoing investor strategy by reviewing the Company’s financial information and prospects, its investor presentation and its communications strategy. This work may include

○	Assist the Company in its effort to identify and introduce potential investors to the Company, including hedge funds, family offices and other investors with deep biotech investing experience, it being agreed that no part of Consultant’s compensation is tied to securing such funding
○	If desired by the Company, assist in securing the services, on advantageous terms, of a leading investment bank with deep biotech experience

●	Support the Company in strategic discussions with investors/companies/other parties, including with Global Emerging Markets (GEM), as required.
●	Provide introductions and contacts that advance the development of PF614, PF614-MPAR™ and nafamostat for opioid, ADHD and other applications. This could include media, industry, regulatory and medical resources as requested by the Company and that Consultants can facilitate.
●	Consultants agree to devote such time and efforts as are required to achieve the purposes set forth above.

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Appendix B

Compensation Schedule

Subject to the provisions of Section 3 “Term” of the Agreement, and subject to the conditions set forth below, registered common stock in the form of restricted stock units and/or non-transferable warrants exercisable for common stock for five years. The restricted stock units for [year one of] this Agreement shall be granted on the Effective Date and subject to the vesting provisions set forth below. If the renewal term occurs, then an additional grant of restricted stock units shall occur preceding the renewal term.

○	At the Effective Date of the Consulting Agreement:

○	500,000 warrants at FMV (Fair Market Value) will be issued, and
○	[50,000] shares of common stock will be issued, and
○	[200,000] restricted stock units will be granted, subject to vesting as follows:

○	At the date [6 ]months following the Effective Date (Notice Date is [6 ]months following the Effective Date):

○	[25,000] restricted stock units will vest, and
○	[25,000] restricted stock units will vest only if the following condition has been satisfied: over the [preceding 20] consecutive trading days the average stock price exceeds $[10.00]/share.

○	At the date [9 ]months following the Effective Date (Notice Date is [9 ]months following the Effective Date):

○	[50,000] restricted stock units will vest, and
○	[50,000] restricted stock units will vest only if the following condition has been satisfied: over the [preceding 20] consecutive trading days the average stock price exceeds $[15.00]/share.

○	At the date [12] months following the Effective Date (Notice Date is [[12] months following the Effective Date):

○	[25,000] restricted stock units will vest, and
○	[25,000] restricted stock units will vest only if the following condition has been satisfied: over the [preceding 20] consecutive trading days the average stock price exceeds $[25.00]/share.

○	Renewal [Year 2]: Following grant of additional restricted stock units after completion of the initial [12] month term of the agreement, [25,000] restricted stock units to vest [per month] for a period of [12] months, for each [month] that the average stock price exceeds $[30.00]/share, or at the discretion of the Board if lower, but in the range of $[30]/share, and provided that the Consultants continue to provide services to the Company in accordance with the Consultant’s past practice. Company agrees that if the Company has not previously terminated this Agreement and all prior restricted stock units have vested, it may not terminate during this [twelve]-month period except in the event of material breach of this Agreement.

Effect of Termination. The Company will not be obligated to issue shares to the extent their issuance date would occur after the Company elects to terminate the engagement except for any shares previously earned. The Parties to determine the most tax efficient method for issuance of the shares but Consultant responsible for its own tax liabilities. The consideration above is the full and complete consideration under any and all circumstances.

Registration of stock to be granted: the shares to be granted hereunder are not currently registered, but the Company affirmatively undertakes to register them as soon as reasonably practicable.

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